EXHIBIT 11


                         EARNINGS PER SHARE CALCULATIONS

Basic net earnings (loss) per share are computed by dividing net earnings (loss) by the weighted average number of shares outstanding for the year. Diluted earnings (loss) per share is similar except that the weighted average number of shares outstanding is increased by shares issuable upon exercise of stock options and warrants for which the market price exceeds exercise price, less shares that could have been purchased by the Company with the related proceeds.

                                            THREE MONTHS ENDED                THREE MONTHS ENDED
                                             AUGUST 31, 2003                   AUGUST 31, 2002
                                          BASIC           DILUTED           BASIC          DILUTED
                                        --------         --------         --------        --------
Net earnings (loss)                     $ (64,159)     $ (64,159)          $  31,684     $  31,684
                                        ---------      ---------           ---------     ---------

Average shares outstanding                763,565        763,565             813,565       813,565

  Effect of dilutive securities:
          Options and Warrants*                 0              0                   0             0
                                        ---------      ---------           ---------     ---------

Equivalent shares                         763,565        763,565             813,565       813,565
                                        ---------      ---------           ---------     ---------

Earnings (loss) per
share                                   $   (0.08)     $   (0.08)          $    0.04     $    0.04
                                        =========      =========           =========     =========

*All potential common shares are antidilutive for the period ended August 31, 2003 and are excluded from the calculation of loss per share.







                                       11